Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of Columbia Laboratories, Inc. of our reports dated March 25, 2008 relating to our audits of the consolidated financial statements and the financial statement schedule for the year ended December 31, 2007, the restatement adjustments to the consolidated financial statements for the years ended December 31, 2006, 2005 and 2004, and internal control over financial reporting for the year ended December 31, 2007 which are included in the Annual Report on Form 10K of Columbia Laboratories, Inc. for the year ended December 31, 2007. Our report dated March 25, 2008 on the consolidated financial statements included an explanatory paragraph that, effective January 1, 2007, Columbia Laboratories, Inc. adopted Financial Accounting Standards Board Interpretation No. 48, “Accounting for Uncertainty in Income Taxes - an Interpretation of FASB Statement No. 109”.

Our report dated March 25, 2008 on the effectiveness of internal control over financial reporting as of December 31, 2007, expressed an opinion that Columbia Laboratories, Inc. had not maintained effective internal control over financial reporting as of December 31, 2007, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.

We also consent to the reference to our firm under the caption “Experts” in the Prospectus, which is part of such Registration Statement.

/S/ McGladrey & Pullen, LLP

McGLADREY & PULLEN, LLP
New York, New York

November 20, 2008